Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the equity incentive plan of QTS Realty Trust, Inc. of our report dated February 23, 2015, with respect to the consolidated financial statements and schedules of QTS Realty Trust, Inc. and Quality Tech LP included in their Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, MO

May 8, 2015